EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58135, No. 333-43047 and No. 333-103528) pertaining to the Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan of Sinclair Broadcast Group, Inc. of our report dated June 13, 2003, with respect to the financial statements and schedules of the Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
June 26, 2003